Exhibit 99.1
[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant’s Chief Financial Officer to Retire in June 2015

WESTFORD, Mass. – September 18, 2014 – Kadant Inc. (NYSE:KAI) announced that Thomas M. O’Brien, Executive Vice President and Chief Financial Officer (CFO), will retire from the Company at the end of June 2015. The Company has begun a search to identify a successor. Mr. O’Brien will hand off his duties as CFO once a successor has been named and will assist in the orderly transition of his CFO responsibilities.

“Tom’s contributions over the past twenty-plus years are evident in every part of our business,” said Jonathan W. Painter, president and chief executive officer of Kadant Inc. “He has not only built a strong deep financial team, he has been a valued member of the senior management team contributing in all aspects of the Company’s management. I’m grateful for Tom’s assistance during the transition and wish him all the best in retirement. “

“I’ve thoroughly enjoyed my years at Kadant and I’m proud of what we have accomplished. I believe Kadant is well positioned for continued success and the timing is right for me to begin the next chapter of my life,” said Mr. O’Brien. “While I’m looking forward to spending more time with my family in retirement, I will miss my friends and colleagues at Kadant.”

Mr. O’Brien joined the company in January 1991 and oversees the controller, treasury, investor relations, and tax functions.

Kadant Inc. is a global supplier of high-value, critical components and engineered systems used in process industries worldwide. The Company’s products, technologies, and services play an integral role in enhancing process efficiency, optimizing energy utilization, and maximizing productivity in resource-intensive industries. Kadant is based in Westford, Massachusetts, with revenues of $344 million in 2013 and 1,800 employees in 18 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our business and financial performance. Our actual results may differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading "Risk Factors" in Kadant’s quarterly report on Form 10-Q for the period ended June 28, 2014. These include risks and uncertainties relating to our dependence on process industries; significance of sales and operation of manufacturing facilities in China; oriented strand board market and levels of residential construction activity; commodity and component price increases or shortages; dependence on certain suppliers; international sales and operations; our acquisition strategy; our internal growth strategy; fluctuations in currency exchange rates; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; reliance on third-party research; protection of patents and proprietary rights; failure of our information systems or breaches of data security; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

###